NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2019 RESULTS
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AUSTIN, TX, March 16, 2020 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial and multi-family and single-family residential real estate properties located in the Austin, Texas area and other select, fast-growing markets in Texas, today reported year ended December 31, 2019 results.
Financial Highlights:
•Announced an agreement to sell Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. for $275 million. The transaction is expected to close in the second quarter of 2020, and Stratus expects to record an approximate $130 million pre-tax gain based on December 31, 2019, balances.
•Refinanced The Santal, a 448-unit, garden-style, multi-family project in Barton Creek by closing on a $75.0 million loan and using $57.9 million of the proceeds to repay, in full, all outstanding Santal construction loans.
•Completed the sales of Barton Creek Village, a 22,366-square-foot retail building for $7.7 million, and a retail pad subject to a ground lease located in the Circle C community for $3.2 million.
•Net loss attributable to common stockholders totaled $2.5 million, $0.30 per share, for 2019, compared with a net loss attributable to common stockholders of $4.0 million, $0.49 per share, for 2018.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $6.8 million for 2019, compared with a loss of $3.0 million for 2018. Both amounts are adjusted to exclude the results from the Block 21 discontinued operations. For a reconciliation of net loss from continuing operations to EBITDA, see the supplemental schedule, “EBITDA,” on page V.
•Leasing operations revenue for 2019 increased by 98 percent to $16.2 million, compared with 2018, while real estate operations revenues for 2019 decreased by 18 percent to $13.8 million, compared with 2018. Consolidated operating income increased by $8.5 million, compared with 2018, to $1.2 million for 2019.
•As of December 31, 2019, consolidated debt totaled $224.6 million, with $15.6 million available under Stratus’ credit facility, and consolidated cash totaled $8.8 million, which excludes debt and cash included in the Block 21 discontinued operations.
Operational Highlights:
•Completed the construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.
•Completed construction of two retail buildings at Kingwood Place, an H-E-B, L.P. (HEB)-anchored, mixed-use project in Kingwood, Texas. In addition, the HEB grocery store at Kingwood Place was completed and opened in November 2019.
•Sold 18 developed properties for a total of $13.5 million, including 2 Amarra Drive Phase II lots, 14 Amarra Drive Phase III lots and 2 Amarra Villas townhomes.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “In 2019, we announced two transactions that evidence the success of our development cycle – we refinanced The Santal and signed a definitive agreement to sell Block 21. I am proud of what our team has accomplished and their dedication to creating value for our shareholders. Block 21 was a valuable asset for Stratus, and we believe the completion of the sale of this project will place us in the strongest financial position we have held in our 28-year history. We are working, along with the Company’s external advisors, to determine how best to use our proceeds from this sale. We are excited for the opportunities that lie ahead for our Company, employees and shareholders.”

Summary Financial Results

	Years Ended December 31,
	2019	2018
	(In Thousands, Except Per Share Amounts)
Revenues
Real estate operations	$13,803	$16,809
Leasing operations	16,218	8,211
Corporate, eliminations and other	(18)	(31)
Total consolidated revenue	$30,003	$24,989

Operating income (loss):
Real estate operations	$4,112	$1,144	[a]
Leasing operations	8,296	1,932
Corporate, eliminations and other	(11,192)	(10,313)
Total consolidated operating income (loss)	$1,216	$(7,237)

Net loss from continuing operations	$(2,787)	$(5,347)

Net income from discontinued operations[b]	$320	$1,361

Net loss attributable to common stockholders	$(2,464)	$(3,982)	[c]

Diluted net (loss) income per share:
Continuing operations	$(0.34)	$(0.66)
Discontinued operations	0.04	0.17
	$(0.30)	$(0.49)

EBITDA	$6,777	$(3,020)

Capital expenditures and purchases and development of real estate properties	$73,827	$105,592

Diluted weighted average shares of common stock outstanding	8,182	8,153
a.Includes $0.4 million of reductions to cost of sales associated with the collection of prior-years’ assessments of properties in Barton Creek.
b.As a result of our December 2019 announcement of an agreement to sell Block 21 for $275 million, our hotel and entertainment operations, as well as the leasing operations associated with the Block 21 property, are reported as discontinued operations for all periods presented. Block 21 assets and liabilities are presented as held for sale in Stratus’ balance sheets and the net income from Block 21 is shown on the income from discontinued operations line in Stratus’ consolidated statements of comprehensive loss.
c.Includes $1.15 million ($0.14 per share) from equity in unconsolidated affiliates’ income reflecting Stratus’ interest in Crestview Station. During 2018, Crestview Station sold its last tract of land and its multi-family entitlements.

Continuing Operations
The decrease in revenue from the Real Estate Operations segment in 2019, compared with 2018, primarily reflects lower revenues from the sales of higher-priced residential units, including Amarra Villas townhomes and a W Austin Hotel & Residences condominium sold in 2018. The increase in operating income in 2019, compared with 2018, primarily reflects $3.4 million of income related to Travis County municipal utility district (MUD) reimbursements of infrastructure costs incurred for development of Barton Creek, which were recorded as a reduction of cost of sales.

Stratus sold 2 Amarra Drive Phase II lots, 14 Amarra Drive Phase III lots, and 2 Amarra Villas townhomes for a total of $13.5 million during 2019. Since December 31, 2019, Stratus sold one Amarra Drive Phase II lot, six Amarra Drive Phase III lots and two homes built on Amarra Drive Phase III lots for a total of $11.7 million. Four Amarra Drive Phase II lots and five Amarra Drive Phase III lots are currently under contract.

The increase in revenue from the Leasing Operations segment for 2019, compared with 2018, primarily reflects the commencement of leases at Stratus’ recently completed properties. The increase in operating income for 2019, compared with 2018, primarily reflects the 2019 recognition of $5.7 million of pre-tax gain on sales of assets related to Barton Creek Village and a retail pad subject to a ground lease located in the Circle C community.

Discontinued Operations
The decrease in income from discontinued operations in 2019, compared with 2018, was primarily a result of lower hotel revenue.

Hotel revenues were $35.2 million in 2019 and $37.9 million in 2018. The decrease in hotel revenue in 2019, compared with 2018, was primarily a result of reduced group business and transient weekend business and lower food and beverage sales. Revenue per available room, which is calculated by dividing total room revenue by the average total rooms available during the year, was $235 in 2019, compared with $245 in 2018.

Entertainment revenues were $24.6 million in 2019 and $22.5 million in 2018. Entertainment revenue increased in 2019, compared with 2018, primarily as a result of an increase in the number of events hosted and higher event attendance at ACL Live. The ACL Live venue hosted 264 events and sold approximately 260,000 tickets in 2019, compared with 240 events and the sale of approximately 214,000 tickets in 2018. The ACL Live entertainment space is promoted through the broadcast of Austin City Limits by KLRU, a local public television station.

Debt and Liquidity
At December 31, 2019, consolidated debt totaled $224.6 million and consolidated cash totaled $8.8 million, compared with consolidated debt of $152.3 million and consolidated cash of $7.9 million at December 31, 2018, which excludes debt and cash included in the Block 21 discontinued operations.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $73.8 million for 2019, primarily related to the development of The Saint Mary, Kingwood Place, The Santal and other Barton Creek properties. This compares with $105.6 million for 2018, primarily related to the purchase of the Kingwood Place land and development of The Santal, Lantana Place, Jones Crossing and The Saint Mary.

The $275 million purchase price for Block 21 will be paid by the purchaser’s assumption of existing mortgage debt of approximately $142 million with the balance paid in cash. Stratus expects the sale of Block 21 to generate net proceeds before taxes of approximately $120 million and after-tax proceeds of approximately $100 million. After using some of the net proceeds to fully pay the balance of its $60 million Comerica Bank credit facility, Stratus expects to have approximately $60 million of cash and the full $60 million of availability under the credit facility. Stratus believes this transaction will put the Company in the strongest financial position it has held during its 28-year history and opens the door to a number of attractive options for the Company to consider. Stratus is evaluating its options for the use of net proceeds from the sale of Block 21.

Stockholder Return
The cumulative total stockholder return of 133 percent on Stratus’ common stock over the five years ending December 31, 2019, exceeded the returns of the S&P 500 Index (74 percent) and the Dow Jones U.S. Real Estate Index (49 percent) and significantly exceeded the returns of a group of peer real estate-related companies, which had a 2 percent loss. The peer group is comprised of Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. This comparison assumes $100.00 invested at December 31, 2014, with all dividends reinvested. The stock price performance is not necessarily indicative of future performance.

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Conference Call Information
Stratus will conduct an investor conference call to discuss its year ended December 31, 2019, financial and operating results today, March 16, 2020, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10138992. The replay will be available on Stratus’ website at stratusproperties.com until March 21, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations related to whether and when the sale of Block 21 will be completed, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize or refinance properties, operational and financial performance, expectations regarding future cash flows, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, liquidity, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the spread of the coronavirus or fear of the further spread of the coronavirus, the occurrence of any other event, change or other circumstance that could delay the closing of the sale of Block 21 or result in the termination of the agreements to sell Block 21, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus’ net loss attributable to common stockholders to EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made, some of which Stratus may not be able to control. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2019		2018
Revenues:
Real estate operations	$13,785		$16,778
Leasing operations	16,218		8,211
Total revenues	30,003		24,989
Cost of sales:
Real estate operations	9,466	[a]	15,444
Leasing operations	8,069		3,644
Depreciation	5,591		2,824
Total cost of sales	23,126		21,912
General and administrative expenses	11,344		10,314
Gain on sales of assets	(5,683)		—
Total	28,787		32,226
Operating income (loss)	1,216		(7,237)
Interest expense, net	(4,248)		(198)
(Loss) gain on interest rate derivative instruments	(188)		187
Loss on early extinguishment of debt	(247)		—
Other income, net	424	[a]	56
Loss before income taxes and equity in unconsolidated affiliates’ (loss) income	(3,043)		(7,192)
Equity in unconsolidated affiliates’ (loss) income	(19)		1,150	[b]
Benefit from income taxes	275		695
Loss from continuing operations	(2,787)		(5,347)
Income from discontinued operations	320		1,361
Net loss and total comprehensive loss	(2,467)		(3,986)
Total comprehensive loss attributable to noncontrolling interests	3		4
Net loss and total comprehensive loss attributable to common stockholders	$(2,464)		$(3,982)

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.34)		$(0.66)
Discontinued operations	0.04		0.17
	$(0.30)		$(0.49)

Basic and diluted weighted-average common shares outstanding	8,182		8,153

a.Stratus received $4.8 million of proceeds related to municipal utility district (MUD) reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $1.1 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net.
b.Represents Stratus’ interest in its unconsolidated affiliate, Crestview Station, and reflects the sale of Crestview Station’s last tract of land and its multi-family entitlements during 2018.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2019		2018
ASSETS
Cash and cash equivalents	$8,765		$7,902
Restricted cash	5,844		6,311
Real estate held for sale	14,872		16,396
Real estate under development	95,026		136,678
Land available for development	45,539		24,054
Real estate held for investment, net	197,817		117,679
Lease right-of-use assets	11,378		—
Deferred tax assets	12,311		11,834
Other assets	11,068		11,669
Assets held for sale - discontinued operations	158,748		163,970
Total assets	$561,368		$496,493

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$14,459		$18,421
Accrued liabilities, including taxes	6,169		6,346
Debt	224,565		152,281
Lease liabilities	12,636		—
Deferred gain	7,654		9,270
Other liabilities	6,578		5,543
Liabilities held for sale - discontinued operations	155,225		157,981
Total liabilities	427,286		349,842

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Common stock, par value of $0.01 per share, 150,000 shares authorized,
9,330 and 9,288 shares issued, respectively and
8,197 and 8,164 shares outstanding, respectively	93		93
Capital in excess of par value of common stock	186,082		186,256
Accumulated deficit	(43,567)		(41,103)
Common stock held in treasury, 1,133 shares and 1,124 shares
at cost, respectively	(21,509)		(21,260)
Total stockholders’ equity	121,099		123,986
Noncontrolling interests in subsidiaries	12,983	[a]	22,665
Total equity	134,082		146,651
Total liabilities and equity	$561,368		$496,493

a.Decrease primarily reflects Stratus’ acquisitions of (i) HEB’s noncontrolling interest in the New Caney project for approximately $5 million and (ii) a limited partner's 33.33 percent interest in the Kingwood Place project for approximately $6 million.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2019	2018
Cash flow from operating activities:
Net loss	$(2,467)	$(3,986)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	11,006	8,571
Cost of real estate sold	7,210	10,283
Gain on sales of assets	(5,683)	—
Loss (gain) on interest rate derivative contracts	188	(187)
Loss on early extinguishment of debt	247	—
Debt issuance cost amortization and stock-based compensation	1,574	1,859
Equity in unconsolidated affiliates’ loss (income)	19	(1,150)
Return on investment in unconsolidated affiliate	—	1,251
Increase in deposits	75	507
Deferred income taxes, excluding U.S. tax reform charge	(318)	(588)
U.S. tax reform charge	—	215
Purchases and development of real estate properties	(11,277)	(43,660)
MUD reimbursements	1,143	—
Increase in other assets	(2,241)	(4,038)
Decrease in accounts payable, accrued liabilities and other	(1,836)	(966)
Net cash used in operating activities	(2,360)	(31,889)

Cash flow from investing activities:
Capital expenditures	(62,550)	(61,932)
Proceeds from sales of assets	10,820	—
Payments on master lease obligations	(1,798)	(2,112)
Purchase of noncontrolling interests in consolidated subsidiaries	(10,345)	—
(Investment in) return of investment in unconsolidated affiliates	(9)	26
Net cash used in investing activities	(63,882)	(64,018)

Cash flow from financing activities:
Borrowings from credit facility	27,186	34,436
Payments on credit facility	(34,925)	(9,981)
Borrowings from project loans	143,318	56,999
Payments on project and term loans	(67,943)	(6,693)
Cash dividend paid	(31)	(32)
Stock-based awards net payments	(234)	(131)
Noncontrolling interests’ (distributions) contributions	(90)	22,589
Financing costs	(1,366)	(1,751)
Net cash provided by financing activities	65,915	95,436
Net decrease in cash, cash equivalents and restricted cash	(327)	(471)
Decrease (increase) in cash, cash equivalents and restricted cash in assets held for sale	723	(3,154)
Cash, cash equivalents and restricted cash at beginning of year	14,213	17,838
Cash, cash equivalents and restricted cash at end of year	$14,609	$14,213

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the pending sale of Block 21, Stratus has two operating segments: Real Estate Operations and Leasing Operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community; the Circle C community; the Lantana community, including a portion of Lantana Place still under development and vacant pad sites; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (a portion of Kingwood Place and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes The Santal, West Killeen Market, The Saint Mary and completed portions of Lantana Place, Jones Crossing and Kingwood Place.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations		Eliminations and Other[b]		Total
Year Ended December 31, 2019:
Revenues:
Unaffiliated customers	$13,785		$16,218		$—		$30,003
Intersegment	18		—		(18)		—
Cost of sales, excluding depreciation	9,467	[c]	8,069		(1)		17,535
Depreciation	224		5,536		(169)		5,591
General and administrative expenses	—		—		11,344		11,344
Gain on sales of assets	—		(5,683)	[d]	—		(5,683)
Operating income (loss)	$4,112		$8,296		$(11,192)		$1,216
Capital expenditures and purchases and development of real estate properties	$11,277		$61,245		$1,305		$73,827
MUD reimbursements applied to real estate under development[c]	1,133		10		—		1,143
Total assets at December 31, 2019	180,099		211,922		169,347	[e]	561,368

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations	Eliminations and Other[b]		Total
Year Ended December 31, 2018:
Revenues:
Unaffiliated customers	$16,778		$8,211	$—		$24,989
Intersegment	31		—	(31)		—
Cost of sales, excluding depreciation	15,445	[f]	3,644	(1)		19,088
Depreciation	220		2,635	(31)		2,824
General and administrative expenses	—		—	10,314		10,314
Operating income (loss)	$1,144		$1,932	$(10,313)		$(7,237)
Capital expenditures and purchases and development of real estate properties	$43,660		$60,759	$1,173		$105,592
Total assets at December 31, 2018	164,939		161,310	170,244	[e]	496,493
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Stratus received $4.8 million of proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $1.1 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net in the consolidated statements of comprehensive loss.
d.Includes (i) the fourth-quarter 2019 sale of Barton Creek Village and (ii) the first-quarter 2019 sale of a retail pad subject to a ground lease located in the Circle C community, including adjustments recorded in the second and third quarters of 2019.
e.Includes assets held for sale associated with discontinued operations, which totaled $158.7 million at December 31, 2019, and $164.0 million at December 31, 2018.
f.Includes $0.4 million of reductions to cost of sales associated with collection of prior-years’ assessments of properties in Barton Creek.

RECONCILIATION OF NON-GAAP MEASURE
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing Stratus’ financial performance. This information differs from net loss from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss from continuing operations to EBITDA follows (in thousands).

	Years Ended December 31,
	2019		2018
Net loss from continuing operations	(2,787)		(5,347)
Depreciation	5,591		2,824
Interest expense, net	4,248		198
Benefit from income taxes	(275)		(695)
EBITDA[a]	$6,777	[b]	$(3,020)	[c]
a.The impact of accounting for the pending Block 21 sale as a discontinued operation reduced EBITDA by $14.4 million in 2019 and $15.2 million in 2018.
b.Includes gain on sales of assets of $5.7 million and income from MUD reimbursements of $3.7 million.
c.Includes equity in unconsolidated affiliates’ income of $1.15 million.
V